GREENLIGHT RE ANNOUNCES
THIRD QUARTER 2009 FINANCIAL RESULTS

GRAND CAYMAN, Cayman Islands (November 2, 2009) - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the third quarter of 2009.  Greenlight Re reported net income of $32.3 million for the third quarter of 2009 compared to a net loss of $118.4 million for the same period in 2008.  The net income per share on a fully diluted basis was $0.88 for the third quarter of 2009, compared to a net loss per share of $3.29 for the same period in 2008.

Fully diluted book value per share was $17.62 as of September 30, 2009, a 22.5% increase over $14.38 per share as of September 30, 2008.

For the nine months ended September 30, 2009, net income was $152.3 million compared to a net loss of $89.6 million for the same period in 2008.  On a fully diluted basis, net income per share was $4.16 for the nine months ended September 30, 2009 compared to a loss of $2.49 for the same period in 2008.

“Our underwriting portfolio continued to grow during the quarter, while our investments posted a reasonable return as we maintained a conservative posture,” said David Einhorn, Chairman of the Board of Directors of Greenlight Re.  “Even though the favorable hurricane season and recovery in the capital markets have prevented insurance rates from rising as we anticipated, we continue to find underwriting opportunities with attractive economics.”

Greenlight Re’s financial and operating highlights for the third quarter and nine months ended September 30, 2009 include the following:

•
Gross written premiums in the third quarter of 2009 were $66.0 million compared to $37.7 million in the third quarter of 2008, while net earned premiums were $56.7 million compared to $28.6 million, respectively.  For the first nine months of 2009, gross written premiums were $207.9 million compared to $133.8 million for the first nine months of 2008, while net earned premiums were $152.2 million compared to $80.8 million, respectively.

•	The combined ratio for the nine months ended September 30, 2009 was 97.8% compared to 97.5% for the same period in 2008.

•
Net investment income in the third quarter was $32.6 million, a return of 4.3% on our investment portfolio.  This compares to a loss of $117.8 million in the third quarter of 2008, when we reported a negative 15.9% return on investments.  For the first nine months of 2009, net investment income was $148.7 million compared to a net investment loss of $92.5 million during the comparable period in 2008.

“Our third quarter results reflect continued success in building our underwriting portfolio in a sustainable way and leveraging our partnerships for competitive advantage,” said Len Goldberg, Chief Executive Officer of Greenlight Re.  “We believe we are well positioned to navigate a continuing soft market, and have the ability to capitalize on any dislocations that may arise.  Our strong risk-adjusted returns on both sides of the balance sheet have increased our capital base to better serve our clients, while driving long-term growth in book value per share.”

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the third quarter of 2009 on Tuesday, November 3, 2009 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. Third Quarter 2009 Earnings Call.
To participate, please dial in to the conference call at:

U.S. toll free                                            1-800-860-2442
International                                           1-412-858-4600

The conference call can also be accessed via webcast at:

http://www.talkpoint.com/viewer/starthere.asp?Pres=128449

A telephone replay of the call will be available from 11:00 a.m. Eastern time on November 3, 2009 until 9:00 a.m. Eastern time on November 18, 2009.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 435001. An audio file of the call will also be available on the Company’s website, www.greenlightre.ky.

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Regulation G
Fully diluted book value per share is a non-GAAP measure and represents basic book value per share combined with the impact from dilution of share based compensation including in-the-money stock options as of any period end.  We believe that long term growth in fully diluted book value per share is the most relevant measure of our financial performance.  In addition, fully diluted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the reinsurance industry.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.ky) is a specialist property and casualty reinsurance company based in the Cayman Islands.  The Company provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re’s assets are managed according to a value-oriented investment strategy that complements the Company’s business goal of long-term growth in book value per share.

Contact:
Alex Stanton
Stanton Public Relations & Marketing
(212) 780-0701
astanton@stantonprm.com

GREENLIGHT CAPITAL RE, LTD.
 CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2009 and December 31, 2008
(expressed in thousands of U.S. dollars, except per share and share amounts)

	September 30, 2009 (unaudited)	December 31, 2008
Assets
Investments
Debt instruments, trading, at fair value	$157,686	$70,214
Equity securities, trading, at fair value	546,805	409,329
Other investments, at fair value	66,594	14,423
Total investments	771,085	493,966
Cash and cash equivalents	23,314	94,144
Restricted cash and cash equivalents	493,755	248,330
Financial contracts receivable, at fair value	18,039	21,419
Reinsurance balances receivable	87,092	59,573
Loss and loss adjustment expense recoverables	6,651	11,662
Deferred acquisition costs, net	37,180	17,629
Unearned premiums ceded	7,819	7,367
Notes receivable	16,152	1,769
Other assets	5,302	2,146
Total assets	$1,466,389	$958,005
Liabilities and shareholders’ equity
Liabilities
Securities sold, not yet purchased, at fair value	$469,718	$234,301
Financial contracts payable, at fair value	16,296	17,140
Loss and loss adjustment expense reserves	131,611	81,425
Unearned premium reserves	134,358	88,926
Reinsurance balances payable	36,214	34,963
Funds withheld	3,212	3,581
Other liabilities	10,048	6,229
Performance compensation payable to related party	16,255	—
Total liabilities	817,712	466,565
Shareholders’ equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 30,053,893 (2008: 29,781,736); Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,949 (2008: 6,254,949))	3,631	3,604
Additional paid-in capital	480,553	477,571
Non-controlling interest in joint venture	8,111	6,058
Retained earnings	156,382	4,207
Total shareholders’ equity	648,677	491,440
Total liabilities and shareholders’ equity	$1,466,389	$958,005

GREENLIGHT CAPITAL RE, LTD.
 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

For the three and nine months ended September 30, 2009 and 2008
 (expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Revenues
Gross premiums written	$65,983	$37,684	$207,901	$133,810
Gross premiums ceded	(2,894)	1,169	(10,725)	(13,718)
Net premiums written	63,089	38,853	197,176	120,092
Change in net unearned premium reserves	(6,432)	(10,256)	(44,979)	(39,321)
Net premiums earned	56,657	28,597	152,197	80,771
Net investment income (loss)	32,628	(117,809)	148,667	(92,546)
Other income (expense)	(145)	—	1,909	—
Total revenues	89,140	(89,212)	302,773	(11,775)
Expenses
Loss and loss adjustment expenses incurred, net	34,643	14,777	88,386	36,238
Acquisition costs, net	17,767	12,204	46,591	31,361
General and administrative expenses	4,081	3,452	13,788	11,122
Total expenses	56,491	30,433	148,765	78,721
Net income (loss) before non-controlling interest and income tax expense	32,649	(119,645)	154,008	(90,496)
Non-controlling interest in (income) loss of joint venture	(380)	1,212	(1,716)	851
Net income before income tax expense	32,269	(118,433)	152,292	(89,645)
Income tax expense	(11)	—	(28)	—
Net income (loss)	$32,258	$(118,433)	$152,264	$(89,645)
Earnings (loss) per share
Basic	$0.89	$(3.29)	$4.21	$(2.49)
Diluted	$0.88	$(3.29)	$4.16	$(2.49)

Weighted average number of Ordinary Shares used in the determination of
Basic	36,286,514	35,995,236	36,202,860	35,987,778
Diluted	36,828,726	35,995,236	36,627,849	35,987,778

The following table provides the ratios for the nine months ended September 30, 2009 and 2008:

	Nine months ended September 30, 2009			Nine months ended September 30, 2008
	Frequency	Severity	Total	Frequency	Severity	Total
Loss ratio	60.8%	49.0%	58.1%	35.4%	64.3%	44.9%
Acquisition cost ratio	37.4%	8.0%	30.6%	53.5%	8.8%	38.8%
Composite ratio	98.2%	57.0%	88.7%	88.9%	73.1%	83.7%
Internal expense ratio			9.1%			13.8%
Combined ratio			97.8%			97.5%